Exhibit 99.1
Code Rebel and Aegis Identity Announce Definitive Merger and Joint Operations

Merger Focuses on Cross-Marketing Opportunities and Maintaining Leadership Position in Identity Management Market

NEW YORK, NY—(March 14, 2016) - Code Rebel Corp. (NASDAQ: CDRB), an enterprise software development firm that licenses its proprietary software solution to enable simplified secure access and communications between PC and Mac environments on virtually any computer, tablet, or smartphone (“Code Rebel”), today announced it entered into a definitive Merger Agreement on March 11, 2016 with Aegis Identity Software, Inc, a Delaware corporation (“Aegis Identity”). Code Rebel and Aegis Identity have also entered into a Joint Operating Agreement to better realize the potential of both businesses for the benefit of each company and the post-closing combined entity in advance of the proposed merger closing.

The transactions follow Code Rebel’s January 14th announcement of its intent to merge with Aegis Identity and to enter the Identity and Access Management (“IAM”) market (press release).

Code Rebel’s Chief Executive Officer and Founder, Arben Kryeziu, commented, “We’re extremely excited about and look forward to merging with Aegis Identity, a leading provider in education-focused Identity and Access Management solutions for higher-education institutions across the U.S. We have entered into a joint operating agreement to allow us to begin thinking and acting as a single unit so that we capitalize on current and future cross marketing and licensing opportunities in our respective markets.”

Oppenheimer & Co. Inc. delivered a fairness opinion to the Board of Directors of Code Rebel in connection with the merger.

Recent industry research suggests there is a significant and growing market opportunity for Identity Security and Access Management products. Aegis Identity is a leading education-focused IAM solution provider, currently managing identities comprised of students and their families, faculty, alumni, and employees of schools that use IAM products.

IDC recently issued a forecast on the worldwide identity and access management market, which noted revenues of $4.8 billion in 2013, up from $4.5 billion in 2012. According to Pete Lindstrom, IDC’s research director for Identity and Access Management, "We anticipate that the overall market will increase to $7.1 billion in 2018. Market drivers include the convergence of mobility, social networking, and big data analytics and an increasing demand for cloud and SaaS delivery of traditional IT software and services."

Mr. Kryeziu continued, “Leading Identity Management researchers agree that there is little doubt that the deployment and implementation of IAM solutions are or should be a top priority among higher education institutions. IAM solutions, like Aegis Identity’s enterprise software enable personalized, secure and auditable access to networks, systems and data, all necessary for efficient functioning of these institutions. Although Aegis Identity is currently focusing on higher education, the larger global identity and access management market is of interest to us as well and will be explored as the market continues to evolve.”

Aegis Identity’s CEO, Bob Lamvik, commented, “This merger gives our teams a great sense of accomplishment and excitement. We continue to work alongside Code Rebel to develop our post-merger operating plan that includes cross-marketing our products and services so that we can hit the ground running.”

For more information on this filing and others, please visit Code Rebel on Securities and Exchange website here. More information on Code Rebel’s products and current uses can be found here: http://www.coderebel.com/products/ and http://www.coderebel.com/about/news/casestudies/

About Aegis Identity

Aegis Identity is based in Denver, CO and has built a sophisticated enterprise-class software platform to serve the needs of cyber-security, digital identity management and access management. In four years, it has taken the education market by storm by gaining product adoption in both the Higher Education and K-12 markets. Aegis Identity has brought contemporary, open systems, technology to this market replacing higher-cost, legacy, and proprietary solutions, increasing security and decreasing operational costs at these prestigious institutions and its rapidly growing customer base. Learn more at http://aegisidentity.com/  and follow us on Facebook, LinkedIn, Twitter, and Pinterest.

About Code Rebel

Code Rebel is an enterprise software company that develops, licenses, and supports software designed for cross-platform enterprise security and productivity. The proprietary Code Rebel iRAPP software addresses the growing requirement of corporate IT departments for secure access from diverse enterprise devices. Code Rebel software was developed by its in-house engineering team to address the demand for secure interoperability between mobile, desktop, and server environments and interaction between Apple and Microsoft devices and software. The company provides enterprise client support for its software to a diverse range of industries. For more information visit: http://www.coderebel.com, Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding the potential merger with Aegis and our expectations regarding the effects of such merger.  These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, and actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences include, but are not limited to, the consummation of the merger; a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; the impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; changes in government regulation; the ability to complete customer transactions; and other factors relating to our industry, our operations and results of operations and any businesses that may be acquired by us.

This press release uses market data, industry forecasts and projections from selected industry market research firms and industry data from publicly available industry publications.  We believe the market and industry research others have performed are reliable, but we have not independently verified this information.

You should not place any undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Additional information concerning factors that might affect our business or stock price, which could cause actual results to materially differ from those in forward-looking statements is contained in Code Rebel’s filings, including quarterly and annual reports that we file with the Securities Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as otherwise required by law.

Code Rebel Investor Relations Contact:

Howard Gostfrand
President
American Capital Ventures
Phone (work): (305) 918-7000
Email: info@amcapventures.com